                                             ----------------------------------
                                                       OMB APPROVAL
                                             ----------------------------------
                                             OMB NUMBER             3235-0167
                                             EXPIRES:       NOVEMBER 30, 1995
                                             ESTIMATED AVERAGE BURDEN
                                             HOURS PER RESPONSE     .... 1.50
                                             ----------------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-24351


                                DFCS Trust 1997-I
             (Exact name of registrant as specified in its charter)

         c/o PNC Bank, National Association, Corporate Trust Department,
                           Attention: Judy Wisniewske
       1700 Market Street , Philadelphia, Pennsylvania 19103 (215)585-8872
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
      Series 1997-I, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5,
                        Class A-6, Class M and Class B-1
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      |_|            Rule 12h-3(b)(1)(i)     |X|
          Rule 12g-4(a)(1)(ii)     |_|            Rule 12h-3(b)(1)(ii)    |_|
          Rule 12g-4(a)(2)(i)      |_|            Rule 12h-3(b)(2)(i)     |_|
          Rule 12g-4(a)(2)(ii)     |_|            Rule 12h-3(b)(2)(ii)    |_|
                                                  Rule 15d-6              |X|

         Approximate number of holders of record as of the certification or notice date: 49____________________

         Pursuant to the requirements of the Securities Exchange Act of 1934, DFCS TRUST 1997-I, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            By:  DEUTSCHE FINANCIAL CAPITAL SECURITIZATION LLC,
                                        as depositor

Date: October 21, 1997
By: /s/ DOUGLAS R. MUIR

         Name: Douglas R. Muir

         Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                  DEUTSCHE FINANCIAL CAPITAL SECURITIZATION LLC
                                DFCS Trust 1997-I
                          Manufactured Housing Contract
                  Senior/Subordinated Pass-Through Certificates
                                  Series 1997-I




         I hereby certify that the following information is correct:



                                                                                        TOTAL CERTIFICATE-
                                                                                           HOLDERS AS OF
                    SECURITY                          CUSIP #                [Insert first day of applicable fiscal year]

                    Class A-1                        251547 AA3                                     2
                    Class A-2                        251547 AB1                                    18
                    Class A-3                        251547 AC9                                     3
                    Class A-4                        251547 AD7                                     2
                    Class A-5                        251547 AE5                                     7
                    Class A-6                        251547 AF2                                    13
                    Class M                          251547 AG0                                     2
                    Class B-1                        251547 AH8                                     2

                    Total Certificateholders                                                       49







Date: October 21, 1997                     Signed: /s/ DOUGLAS R. MUIR

                                           Title: Vice President